Exhibit 10.1
Execution Version
PURCHASE AGREEMENT
BY AND BETWEEN
NATIONAL CITY COMMERCIAL CAPITAL COMPANY, LLC, as Purchaser
and
OLD NATIONAL BANK
and INDIANA OLD NATIONAL INSURANCE COMPANY,
as, collectively, Seller

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Page
Section 6.14 Jurisdiction, Forum Selection Venue	33
Section 6.15 Waiver of Jury Trial	33
Exhibits:
Exhibit A — Servicing Agreement
Exhibit B — Power of Attorney
Exhibit C — Assignment and Assumption and Bill of Sale
Exhibit D — Notice to Obligors
Exhibit E — Seller’s Officer’s and Incumbency Certificate
Exhibit F — Purchaser’s Officer’s and Incumbency Certificate
Schedules:
Schedules 1 and 1 A — Purchased Transactions
Schedule 2 — Escrowed Transactions
Schedule 3 — Excluded Transactions
Schedule 4 — Exceptions to Tax Exempt Transactions
Schedule 5 — Kansas State Bank Transactions
Schedule 6 — Kansas State Bank Transaction Documents
Schedule 7 — Seller’s Wire Transfer Instructions
Schedule 8 — Seller’s Required Consents
Schedule 9 — Exceptions To Representations

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PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Agreement”), dated as of September 17, 2009, is entered into by and between OLD NATIONAL BANK, a national banking association, having its principal place of business at 1 Main Street, Evansville, Indiana 47708 (“ONB”) and its wholly-owned subsidiary, INDIANA OLD NATIONAL INSURANCE COMPANY, a Vermont corporation, having its principal place of business at 100 Bank Street, Burlington, Vermont 05402 (“Insurance Co.”; and, together with ONB, “Seller”) and NATIONAL CITY COMMERCIAL CAPITAL COMPANY, LLC, an Indiana limited liability company, having its principal place of business at 995 Dalton Avenue, Cincinnati, Ohio 45203 (“Purchaser”).
W I T N E S S E T H:
          WHEREAS, Seller is the owner of various Transactions (as defined in this Agreement) in respect of the leasing and financing of the acquisition, ownership, and operation of various types of equipment and other goods, software and other personal property to, among others, governmental authorities; and
          WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain of the Transactions originated and/or purchased by Seller, subject to the terms and conditions of this Agreement; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows intending to be legally bound:
ARTICLE 1
Definitions; Construction
     Section 1.1 Provisions Pertaining to Definitions. For all purposes of this Agreement, unless otherwise expressly specified:
          (a) All references to dollars or $ shall be United States Dollars;
          (b) All of the uncapitalized terms contained in this Agreement which are defined under the UCC will, unless defined in the Purchase Documents, or the context clearly indicates otherwise, have the meanings provided for in the UCC;
          (c) Unless the context clearly indicates the contrary, words importing the singular only shall include the plural and vice versa. The term “including” is used by way of illustration and not by way of limitation. “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document;
          (d) The definition of any document, agreement or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof. All references to statutes include: (i) all regulations promulgated thereunder, (ii) any amendments of such statutes or regulations promulgated thereunder, and (iii) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement; and
          (e) Whenever the sense of this Agreement or any of the other Purchase Documents so require, the masculine or feminine gender will be substituted for, or be deemed to include, the neuter, the feminine gender will be substituted for the masculine, or the masculine will be deemed to include the feminine, and the neuter gender will be substituted for, or be deemed to include, the masculine or, as applicable, feminine gender.
     Section 1.2 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings (whether or not underscored):
          “Additional Documents” means, with respect to any Purchased Transaction, all instruments, documents and agreements with respect to such Purchased Transaction (other than the Transaction Documents) in the possession or control of Seller and pertaining to any Obligor in connection with the origination, administration, collection, servicing or enforcement of such Purchased Transaction, including all credit information and correspondence.
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
          “Assignment and Assumption” means an Assignment and Assumption and Bill of Sale in substantially the form set forth as Exhibit C attached to, incorporated into, and made a part of, this Agreement.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Cincinnati, Ohio and Evansville, Indiana are authorized or required by law to close.
          “Charges” means, and includes, all right, title and interest in the regularly scheduled periodic Payments that the Obligor is obligated to pay under a Contract; provided, however, “Charges” will not include any (a) Payments (i) of late fees, prepayment premiums, or termination fees or (ii) for Taxes, insurance, or indemnification, or (b) other Payments not included in the periodic Payments as scheduled under the Contract.
          “Claim” means any action, suit, proceeding, claim, arbitration, mediation, demand, investigation or inquiry or any settlement of any of the foregoing (whether or not a formal proceeding or action has been instituted).

          “Closed-Out Escrow Transaction” means, with respect to each Escrowed Transaction, that each of the following has occurred: (a) the terms of the applicable escrow agreement for such Escrowed Transaction have been satisfied such that the escrow agent thereunder has made full and final disbursement of all of the escrowed funds to the applicable vendors and other payees of the applicable Obligors and (b) such Escrowed Transaction fully complies with each of the representations and warranties set forth in Section 3.1(b) without exception for any of the Excepted-Out Representations (i.e., as if such exceptions had not been made in the first instance with respect to such Escrowed Transaction).
          “Closing” means and refers to the effective time of the sale of the Purchased Transactions, the Transaction Documents and Additional Documents related thereto, which for the purpose of the sale of the Purchased Transactions shall be 4:30 p.m., Eastern Standard Time, on September 17, 2009. “Closing Date” refers, in each case, to such day.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contract” means, and includes, each of, as applicable: (a) a lease contract entered into between, on the one hand, Seller, any assignor of Seller, or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan, and, on the other hand, an Obligor pursuant to which such Obligor leases Personal Property from Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan), including the master lease contract and all Lease Schedules entered into between Seller, any assignor of Seller, or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan, and such Obligor or (b) a loan or other financing agreement or instrument or an installment or credit sale agreement entered into between, on the one hand, Seller, any assignor of Seller, or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan, and, on the other hand, an Obligor pursuant to which Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan) finances Personal Property for such Obligor (as each of the foregoing may have been heretofore or may be hereafter renewed, extended, amended, restated, supplemented, modified or replaced from time to time).
          “Credit Enhancement” means, with respect to each Purchased Transaction, any of the following provided as security or credit support for the Purchased Transaction: (a) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (b) letter of credit, repurchase agreement, indemnity agreement, guaranty, lease guaranty bond or postponement agreement, (c) recourse agreement, (d) security or pledge agreement, or (e) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to such Purchased Transaction.
          “Damages” means any and all actual losses, damages, liabilities, obligations, judgments, equitable relief granted, settlements, awards, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing any right of indemnification against any Indemnitor or with respect to any appeal), interest and penalties, if any.

          “Defaulted Transaction” means a Purchased Transaction purchased by Purchaser hereunder concerning which a default or material breach by the Obligor has occurred under one or more of the Transaction Documents applicable thereto and such default or material breach has remained uncured by the Obligor for a period of not less than thirty (30) days after the occurrence of such default or breach.
          “Discount Rate” means 4.25% per annum.
          “Enforceability Exception” means the application, as applicable, of: (a) applicable bankruptcy, insolvency, reorganization, or moratorium laws, now or hereafter in effect, relating to or affecting the rights of creditors generally, (b) the rules or principles of equity affecting enforcement of obligations generally, whether at law, in equity or otherwise, and (c) the exercise of the discretionary powers of any court or other authority before which a proceeding may be brought seeking equitable remedies, including specific performance and injunctive relief.
          “Escrow Services” has the meaning given in Section 4.1(b).
          “Escrowed Transactions” means, collectively, the Transactions identified on Schedule 2 attached to, incorporated into, and made a part of, this Agreement.
          “Excepted-Out Representations” has the meaning given in Section 5.1(e).
          “Excluded Transaction” means those Transactions identified (or required to be identified pursuant to this Agreement) on Schedule 3 attached to, incorporated into, and made a part of, this Agreement: (a) that became Pre-Paid Contracts on or before the Closing Date, (b) that did not comply, as of the Closing Date, with the representations and warranties set forth in Section 3.1(b), including a Transaction as to which all or any part of any Payment of any Charges under the Contract is past due (as measured from its contractual last due date) for more than 30 calendar days, or (c) in respect of which a material adverse change in the financial condition of the Obligor of such Transaction has occurred during the period between Purchaser’s initial due diligence review of the Obligors to the Closing Date.
          “First Payment Default Transaction” means a Purchased Transaction purchased by Purchaser hereunder concerning which (a) the regularly scheduled payment of Charges relating thereto first due after the Closing Date that is required to be remitted to Purchaser under this Agreement is not paid by the relevant Obligor within thirty (30) days after the due date therefor (so long as such payment due date is on or within 31 calendar days after the Closing) and (b) the Payment obligations arising thereunder are not brought completely current prior to the date on which it becomes a Defaulted Transaction.
          “First Payment Default Transaction Repurchase Price” means, with respect to a First Payment Default Transaction, an aggregate amount equal to the sum of: (a) that portion of the Purchase Price attributable to such First Payment Default Transaction, (b) interest on that portion of the Purchase Price attributable to such First Payment Default Transaction at a rate per annum equal to the Discount Rate (calculated on the basis of a year of 360 days and the actual number of days elapsed) for the period from the Closing Date until the date repurchased by Seller, and (c) any reasonable out-of-pocket expenses incurred by Purchaser with respect to such First Payment Default Transaction.
          “Government Financing Contract” means a Contract, the Obligor of which is the United States, any State, any political subdivision, agency, department or instrumentality of the United States, any State or local government, or a qualified volunteer fire department (as defined in Section 150(e)(2) of the Code).
          “Indemnification Event” means any event, Claim, action or proceeding for which a Person is entitled to indemnification under this Agreement.
          “Indemnitee” means, as applicable, a Purchaser Indemnified Party or a Seller Indemnified Party.
          “Indemnitor” means, as applicable, Seller or Purchaser.
          “Initial Contract Term” means the period, before any renewal or extension of the stated term of a Contract, during which the Obligor is obligated under such Contract to pay Charges without any right of cancellation on the part of the Obligor.
          “Kansas State Bank Servicing Only Transactions” means those Transactions, identified as “KSB Assigned Transactions” on Schedule 5 attached to, incorporated into, and made a part of, this Agreement, which are owned by Seller but are serviced by Kansas State Bank of Manhattan pursuant to the Servicing Agreement dated July 1, 1994 between ONB and Kansas State Bank of Manhattan.
          “Kansas State Bank Transactions” means the Transactions identified on Schedule 5 attached to, incorporated into, and made a part of, this Agreement.
          “Kansas State Bank Transaction Documents” means the participation agreements referenced on Schedule 6 attached to, incorporated into, and made a part of, this Agreement (as each of the foregoing may have been heretofore or may be hereafter renewed, extended, amended, restated, supplemented, modified or replaced from time to time).
          “Lease Schedule” means a schedule, supplement or other lease agreement: (a) which incorporates a master lease contract between, on the one hand, Seller, any assignor of Seller, or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan, and, on the other hand, the Obligor and (b) pursuant to which Personal Property is leased and in which the Charges and the other requisite lease or financing terms are set forth and agreed to by the Obligor.
          “Liabilities” has the meaning given in Section 2.1(c).
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the UCC or comparable law of any jurisdiction).
          “Make-Whole Gain” means, as to each Pre-Paid Contract, the positive difference, if any, between: (a) the sum of (i) the outstanding principal balance of all Charges which, under the terms of the applicable Transaction Documents, are due and payable during the period beginning on the Prepayment Date and ending on the last day of the Initial Contract Term and (ii) all prepayment premiums and termination fees, if any, due under such Pre-Paid Contract that are paid by the Obligor on the Prepayment Date and (b) one hundred percent (100%) of all Charges which, under the terms of the applicable Transaction Documents, are due and payable during the period beginning on the Prepayment Date and ending on the last day of the Initial Contract Term, discounted to present value at the Discount Rate.
          “Make-Whole Loss” means, as to each Pre-Paid Contract, the positive difference, if any, between: (a) one hundred percent (100%) of all Charges which, under the terms of the applicable Transaction Documents, are due and payable during the period beginning on the Prepayment Date and ending on the last day of the Initial Contract Term, discounted to present value at the Discount Rate and (b) the sum of (i) the outstanding principal balance of all Charges which, under the terms of the applicable Transaction Documents, are due and payable during the period beginning on the Prepayment Date and ending on the last day of the Initial Contract Term and (ii) all prepayment premiums and termination fees, if any, due under such Pre-Paid Contract that are paid by the Obligor on the Prepayment Date.
          “Make-Whole Net Payment” means an amount, which is determined by Purchaser during each calendar quarter ending during the Make-Whole Payment Period, equal to the positive difference, if any, between: (a) the aggregate Make-Whole Loss of all Contracts that became a Pre-Paid Contract during such calendar quarter and (b) the aggregate Make-Whole Gain of all Contracts that became a Pre-Paid Contract during such calendar quarter.
          “Make-Whole Payment Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date. For purposes of the last calendar quarter with respect to the Make-Whole Payment Period, such calendar quarter shall be deemed to end on September 17, 2012.
          “Non-Assumable Claim” means any Indemnification Event: (a) involving a Claim brought by any governmental authority (other than a governmental authority in its capacity as an Obligor under a Government Financing Contract) for a violation of applicable law, (b) seeking injunctive relief, (c) involving a class action, (d) involving allegations of criminal activities or (e) involving allegations of violations of the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. sections 1961, et seq., as amended, any domestic or foreign federal or state securities laws or regulations or any domestic or foreign federal or state antitrust laws.
          “Non-Qualifying Escrowed Transaction” has the meaning given in Section 5.1(e).

          “Non-Qualifying Escrowed Transaction Repurchase Date” has the meaning given in Section 5.1(e).
          “Obligor” means the Person executing any Contract as the lessee, borrower, customer or other obligor that is obligated to pay the Charges under such Contract and any guarantor or other Person which is obligated to make Payments under any Transaction Document.
          “Outstanding Investment Balance” means, with respect to any Warranty Breach Purchased Transaction or, as applicable, Non-Qualifying Escrowed Transaction that Seller is obligated, in either case, to repurchase from Purchaser pursuant to Section 5.1, an aggregate amount equal to the sum of: (a) one hundred percent (100%) of all Charges and other Payments which, under the terms of the applicable Transaction Documents, were due and payable on or before the Warranty Breach Purchased Transaction Repurchase Date or, as applicable, the Non-Qualifying Escrowed Transaction Repurchase Date, and have not been paid to Purchaser, (b) one hundred percent (100%) of all Charges which, under the terms of the applicable Transaction Documents, are due and payable during the period beginning on the Warranty Breach Purchased Transaction Repurchase Date or, as applicable, the Non-Qualifying Escrowed Transaction Repurchase Date and ending on the last day of the relevant Initial Contract Term, discounted to present value at the Discount Rate, (c) one hundred percent (100%) of all Payments (other than Charges) which, under the terms of the applicable Transaction Documents, are due and payable to Purchaser on and after the Warranty Breach Purchased Transaction Repurchase Date or, as applicable, the Non-Qualifying Escrowed Transaction Repurchase Date, and (d) any reasonable out-of-pocket expenses incurred by Purchaser with respect to such Warranty Breach Purchased Transaction or, as applicable, Non-Qualifying Escrowed Transaction.
          “Payments” means all payments due and payable under the applicable Transaction Documents, including all Charges, all late fees, all Tax payments, all prepayment premiums or termination fees, all insurance payments, and all indemnification payments thereunder.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or governmental authority.
          “Personal Property” means, and includes, as applicable under the applicable Transaction Documents, equipment or other goods, software, or other personal property.
          “Personal Property Tax” has the meaning given in Section 4.3(c).
          “Pre-Paid Contract” means any Purchased Transaction prepaid in full before the end of its Initial Contract Term pursuant to the terms of the applicable Transaction Documents in effect on the Closing Date.
          “Prepayment Date” means the date of the prepayment of a Contract in full.

          “Purchase Documents” means, collectively, this Agreement and any certificates, Schedules, Exhibits and other written agreements, instruments and documents delivered by Seller or Purchaser in connection with this Agreement and the consummation of the transactions contemplated hereby, including the Servicing Agreement.
          “Purchased Transactions” has the meaning given in Section 2.1(a).
          “Purchaser Indemnified Party” has the meaning given in Section 5.2(a).
          “Recourse Loss Amount” means, with respect to any Recourse Transaction, an aggregate amount equal to: (a) the sum of (i) one hundred percent (100%) of all Charges and other Payments which, under the terms of the applicable Transaction Documents, were due and payable on or before the date on which the subject Purchased Transaction became a Recourse Transaction (such date, the “Recourse Date”), (ii) one hundred percent (100%) of all Charges which, under the terms of the applicable Transaction Documents, are due and payable during the period beginning on the Recourse Date and ending on the last day of the Initial Contract Term, discounted to present value at the Discount Rate, (iii) one hundred percent (100%) of all Payments (other than Charges) which, under the terms of the applicable Transaction Documents, are due and payable to Purchaser on and after the Recourse Date, and (iv) all documented costs and expenses (including attorneys’ fees) incurred by Purchaser in connection with the sale or other disposition of the relevant Personal Property, as contemplated by Section 5.1(d)(ii), minus (b) all cash amounts recovered by Purchaser from the sale or other disposition of the relevant Personal Property, as contemplated by Section 5.1(d)(ii).
          “Recourse Transaction” has the meaning given in Section 5.1(d).
          “Reserved Rights” means the right, title and interest of Seller in and to each and every indemnity or right of reimbursement of or in favor of Seller by the relevant Obligor under any Transaction Document or Additional Document to the extent such indemnity or right of reimbursement vests or arises from facts, events, or circumstances occurring or existing on or prior to the Closing Date; and, in each of the foregoing cases, the right to enforce payment of the same.
          “Sales Tax” has the meaning given in Section 4.3(d).
          “Seller Indemnified Party” has the meaning given in Section 5.2(b).
          “Servicing Agreement” means the Servicing Agreement, in the form attached as Exhibit A to this Agreement, made and entered into between Purchaser and Seller on the Closing Date.
          “Specified Warranty Breach Purchased Transaction” means a Warranty Breach Purchased Transaction other than an Unqualified Warranty Breach Purchased Transaction.
          “Tax” or “Taxes” means any and all sales, value-added, consumption, gross receipts and other similar taxes and duties measured by the amount charged for the purchase or acquisition of and the sale, resale, financing, lease or sublease of property, all personal property, use, ad valorem or similar taxes, all documentary stamp, intangible, excise or similar taxes and all other taxes, levies or assessments (by whatever name) assessed or otherwise required to be paid in connection with the original purchase of the Personal Property, the ownership, financing, or leasing of such Personal Property by Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan) (including under a Contract), or any deemed lease or use of such Personal Property by Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan) or any Obligor, whether on basis of the value (or tax basis) of the Personal Property, the Payments to be made under a Contract, or otherwise, exclusive of any taxes on net income.
          “Third Party Claim” has the meaning given in Section 5.2(b).
          “Transaction” means, and includes, collectively, all right, title and interest in each transaction which is the subject of a Contract.
          “Transaction Documents” means, collectively, for each Transaction, the applicable Contract and all schedules thereto, any acceptance certificate, signature authority certification, notification and acknowledgment of assignment, escrow agreements, and any other agreements, documents or instruments evidencing an obligation arising out of, providing security for, or relating to any Contract or any Credit Enhancement thereof, including, in the case of the Kansas State Bank Transactions, the Kansas State Bank Transaction Documents.
          “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted in each applicable jurisdiction, as amended or superseded from time to time.
          “Unqualified Warranty Breach Purchased Transaction” means a Warranty Breach Purchased Transaction which arises, in whole or in part, from the breach or inaccuracy of any representation or warranty made by Seller in any one or more of clauses (i), (ii), (iii), (vi), (vii), (x), (xi), or (xx) of Section 3.1(b).
          “Warranty Breach Purchased Transaction” has the meaning given in Section 5.1(b).
          “Warranty Breach Purchased Transaction Repurchase Date” has the meaning given in Section 5.1(b).
ARTICLE 2
Purchase and Sale; Closing
     Section 2.1 Purchase and Sale Terms.
          (a) Purchase and Sale. Subject to the terms of this Agreement, effective as of the Closing, Purchaser shall purchase, receive and accept, and Seller shall sell, transfer, convey,

assign and deliver, without recourse except as expressly provided in this Agreement, all of Seller’s right, title and interest in, to and under the following described property and interests in property (collectively, the “Purchased Transactions”) exclusive of Seller’s Reserved Rights pursuant to the terms and conditions set forth herein:
               (i) each Transaction (A) the Obligor and Contract number of which is identified on Schedule 1 attached to, incorporated into, and made a part of, this Agreement and (B) which is not an Excluded Transaction;
               (ii) all Payments due on and after September 1, 2009 under the applicable Transaction Documents for the Transactions referenced in clause (i) of this Section 2.1(a) or which are allocable to any period beginning on or after September 1, 2009;
               (iii) all Additional Documents and all Transaction Documents applicable to the Transactions referenced in clause (i) of this Section 2.1(a);
               (iv) all Credit Enhancements and all collateral or security held by Seller, or on its behalf, with respect any debts, liabilities, obligations, indemnities, covenants and duties of the applicable Obligors owing to Seller with respect to the Transactions referenced in clause (i) of this Section 2.1(a), including all security deposits, advance rent, escrow funds or deposits, impounds, reserves and similar funds, if any, with respect to such Transactions;
               (v) each item of Personal Property that is the subject of the Contracts for the Transactions referenced in clause (i) of this
Section 2.1(a), including any rights to the residual interests in such Personal Property, subject to the rights of the Obligor under any such Contract, provided, that (A) with respect to the Personal Property owned by Seller, such Personal Property includes all rights to the residual interests in such Personal Property and (B) with respect to the Personal Property which is not owned by Seller, Seller’s interest therein is limited to a security interest in or other Lien on such Personal Property;
               (vi) all of Seller’s rights with respect to all insurance policies in respect of the Transactions referenced in clause (i) of this
Section 2.1(a);
               (vii) all of Seller’s rights with respect to the stipulated loss value for each item of Personal Property that is the subject of the Contracts for the Transactions referenced in clause (i) of this Section 2.1(a);
               (viii) all rights to service and administer the Transactions referenced in clause (i) of this Section 2.1(a) (exclusive of the Kansas State Bank Servicing Only Transactions), including Seller’s right to receive all Payments and all accounts with respect thereto and all surviving rights as owner and holder thereof;
               (ix) all supporting obligations with respect to the foregoing; and
               (x) all proceeds with respect to the foregoing.

          (b) Reserved Rights. Notwithstanding Section 2.1(a), with respect to each Purchased Transaction, Seller shall retain the Reserved Rights, and Purchaser agrees that Seller may take such action under the express terms of the Transaction Documents or any Additional Documents or by law or in equity provided as Seller deems appropriate to enforce the Reserved Rights; provided, however, Seller acknowledges and agrees that (i) notwithstanding the terms of the Transaction Documents, the Personal Property securing, or which is the subject of, any Transaction Document shall not secure or be available to satisfy any of the Reserved Rights and (ii) in the event and to the extent that the Personal Property securing, or which is the subject of, any Transaction does not secure or is not otherwise available to satisfy any of the Reserved Rights pursuant to the terms of the Transaction Documents, neither Seller nor any Affiliate of Seller shall seek to foreclose, realize upon or otherwise exercise its respective remedies with respect to any such Personal Property or any portion thereof pursuant to the terms of the Transaction Documents, and, in connection therewith, Seller (on behalf of itself and all of its Affiliates) hereby expressly waives and releases any and all right, title and interest now held by it in and to the Personal Property pursuant to the terms of the Transaction Documents.
          (c) Assignment and Assumption of Liabilities and Related Matters. With respect to the Purchased Transactions, effective as of the Closing Date, Seller shall delegate and assign to Purchaser, and Purchaser shall assume, only the following (collectively, the “Liabilities”), subject to the terms and conditions set forth in this Agreement: all express obligations of Seller under the Transaction Documents to be performed after the Closing other than (i) to the extent that such otherwise assumed obligations of Seller arise from any act or omission of Seller taken or omitted before or at the Closing and (ii) the Escrow Services. Other than the Liabilities, Purchaser is not assuming or otherwise becoming responsible for, and shall not be deemed to have assumed or otherwise become responsible for, any indebtedness, liabilities or obligations of Seller of any kind, whether mature or contingent, known or unknown.
     Section 2.2 Purchase Price. The purchase price for the Purchased Transactions is the aggregate sum of $259,601,383.31 (“Purchase Price”). Purchaser shall wire transfer the Purchase Price on the Closing Date in accordance with the wire transfer instructions set forth on Schedule 7 attached to, incorporated into, and made a part of, this Agreement. The Purchase Price was determined exclusive of the Excluded Transactions but inclusive of the Escrowed Transactions subject to Section 5.1(e).
     Section 2.3 Closing. The Closing shall take place at the offices of Seller in Evansville, Indiana, or such other location as mutually agreed between the parties, on the Closing Date. Unless Seller and Purchaser shall agree otherwise in writing, all of the transactions, deliveries and payments contemplated hereby shall be deemed to have taken place simultaneously, and no such transaction, delivery or payment shall be deemed to have been made until all such transactions, deliveries and payments are completed at the Closing.

     Section 2.4 Closing Deliveries.
          (a) Deliveries Regarding Purchased Transactions.
               (i) On the Closing Date, Seller will execute and deliver to Purchaser a power of attorney in substantially the form set forth as Exhibit B attached to, incorporated into, and made a part of, this Agreement.
               (ii) On the Closing Date, Seller and Purchaser shall execute and deliver the Assignment and Assumption and Bill of Sale with respect to the Purchased Transactions.
               (iii) On the Closing Date, Seller will execute and deliver to Purchaser, a completed document in the form set forth as Exhibit D attached to, incorporated into, and made a part of, this Agreement, for the purpose of notifying each applicable Obligor that each Purchased Transaction has been sold to Purchaser. Seller shall use commercially reasonable efforts to cooperate with and assist Purchaser in causing the Obligors to (A) return the notices with acknowledgment of the assignment thereof (if required under the applicable Contract) and with verification of the information included thereon within 30 days after the Closing and (B) notify all insurers providing insurance coverage with respect to the Purchased Transactions and Personal Property that the new loss payee and additional insured under all such insurance policies is Purchaser. Seller shall use commercially reasonable efforts to cooperate with and assist Purchaser in resolving any discrepancy raised by an Obligor relating to verification of the information included thereon.
          (b) Deliveries Regarding Seller. On the Closing Date, Purchaser shall receive from Seller a fully executed Officer’s and Incumbency Certificate in substantially the form set forth as Exhibit E attached to, incorporated into, and made a part of, this Agreement.
          (c) Deliveries Regarding Purchaser. On the Closing Date, Seller shall receive from Purchaser a fully executed Officer’s and Incumbency Certificate in substantially the form set forth as Exhibit F attached to, incorporated into, and made a part of, this Agreement.
     Section 2.5 Sole Representations. SELLER IS SELLING AND ASSIGNING, AND PURCHASER IS PURCHASING AND ASSUMING, THE PURCHASED TRANSACTIONS WITH ONLY THOSE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, AND SELLER HEREBY EXPRESSLY DISCLAIMS, AND PURCHASER HEREBY EXPRESSLY DISCLAIMS RELIANCE ON, ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED.
     Section 2.6 Non-Recourse. Purchaser acknowledges and agrees that: (i) Seller’s sale and assignment of the Purchased Transactions to Purchaser, and Purchaser’s assumption of the Liabilities, are irrevocable except to the extent set forth in Section 5.1; and (ii) Purchaser shall have no recourse to Seller except for (A) Seller’s breaches of its representations, warranties or covenants, (B) Seller’s express obligations under Section 5.1, and (C) Seller’s indemnities, in each case as expressly stated in, and subject to the terms of, this Agreement.

     Section 2.7 Sale Transaction. THIS AGREEMENT CONSTITUTES A SALE OF ALL OF SELLER’S RIGHTS, TITLES, AND INTERESTS IN EACH SUCH PURCHASED TRANSACTION AND INCLUDING ALL ASSOCIATED PERSONAL PROPERTY AND SHALL IN NO WAY BE CONSTRUED AS AN EXTENSION OF CREDIT BY PURCHASER TO SELLER. NO PARTY SHALL TAKE ANY ACTION THAT IS OR COULD BE CONSTRUED AS INCONSISTENT WITH SUCH INTENT, NOR SHALL ANY PARTY OMIT TO TAKE ANY ACTION, THE OMISSION OF WHICH IS OR COULD BE CONSTRUED AS INCONSISTENT WITH SUCH INTENT. As a precaution, if, notwithstanding such intent, a court of competent jurisdiction holds that any of the transactions evidenced hereby constitute a loan or borrowing and not a purchase and sale, Seller hereby grants to Purchaser a continuing, first priority, perfected security interest in and Lien on all of Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under each Purchased Transaction, including all associated Personal Property, all supporting obligations with respect to the foregoing, and all proceeds thereof, to secure the payment and performance of the Purchase Price and all obligations and liabilities of Seller under the Purchase Documents. As to each item of Personal Property and the proceeds thereof, Purchaser will have a first priority, purchase money security interest therein. Seller hereby irrevocably authorizes Purchaser at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Purchased Transactions, including all associated Personal Property, all supporting obligations with respect to the foregoing, and all proceeds thereof, as being of an equal or lesser scope or with greater detail and (ii) provide any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organizational identification number issued to Seller. Seller hereby irrevocably authorizes Purchaser at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming Seller as debtor and Purchaser as secured party. Purchaser is hereby authorized to give notice to any creditor or any other Person as may be necessary or desirable under applicable laws to evidence, protect, perfect, or enforce the security interest granted to Purchaser in the Purchased Transactions, including all associated Personal Property.
ARTICLE 3
Representations and Warranties
     Section 3.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Closing Date:
          (a) Organization, Power and Qualification.
               (i) ONB is a national banking association authorized to transact the business of banking under the laws of the United States. Insurance Co. is a corporation validly existing under the laws of the State of Vermont and is a wholly-owned subsidiary of ONB. Each of ONB and Insurance Co. is duly licensed, qualified and in good standing to engage in its regular course of business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualifications, except where the failure to be so qualified, licensed or in good standing would not affect the enforceability of any Purchased Transaction or of any Transaction Document relating thereto;
               (ii) Each of ONB and Insurance Co. has full power and authority to enter into this Agreement and to take any action and execute any documents required by the terms hereof;
               (iii) This Agreement and the other Purchase Documents have been duly authorized by all necessary corporate proceedings of Seller, has been duly and validly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as such enforcement may be limited by an Enforceability Exception;
               (iv) Except as disclosed on Schedule 8 attached to, incorporated into, and made a part of, this Agreement, no consent, approval, authorization, order, registration or qualification of, or with, any Person or of, or with, any court or regulatory authority or other governmental body having jurisdiction over Seller, the absence of which would adversely affect the legal and valid execution, delivery and performance by Seller of this Agreement or any of the other Purchase Documents or the taking by Seller of any actions contemplated herein, is required;
               (v) None of the execution and delivery of this Agreement or any of the other Purchase Documents, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement or any of the other Purchase Documents by Seller, conflicts with or results in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including any judgment, order, injunction, decree or ruling of any court or governmental authority, or any federal, state, local or other law, statute, rule or regulation) or any covenant or agreement or instrument to which Seller is now a party, or by which Seller or any of Seller’s property is bound, and such execution, delivery, consummation or compliance does not violate or result in the violation of the corporate charter or the bylaws of Seller;
               (vi) The sale and purchase contemplated by this Agreement is made in the ordinary course of the business of Seller and does not constitute a sale of all or substantially all of the assets of either ONB or Insurance Co. Seller expects that, immediately after the Closing, it will continue to be engaged in the business of equipment leasing;
               (vii) At the date hereof, the jurisdiction of organization and exact legal name of Seller is as stated with respect to Seller in the opening paragraph hereof;
               (viii) No broker or finder acting on Seller’s behalf is entitled to any fee from Purchaser in connection with the transactions contemplated by this Agreement; and

               (ix) All factual information prepared by Seller and furnished by Seller to Purchaser in writing at any time in contemplation of this Agreement is, and all such factual information hereafter furnished by Seller in writing to Purchaser will be, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.
          (b) Purchased Transaction Representations.
               (i) The information concerning each Purchased Transaction set forth on Schedules 1, 1A, 2, and 3 attached to, incorporated into, and made a part of, this Agreement, is true, correct and complete. The information concerning the aggregate unpaid Charges as of September 1, 2009 set forth on Schedule 1 attached to, incorporated into, and made a part of, this Agreement, is true, correct and complete;
               (ii) Each Purchased Transaction and the Transaction Documents related thereto are genuine and represent valid obligations of the Obligor under such Purchased Transaction, and each such Transaction Document is and will continue to be enforceable against each Obligor in accordance with the terms thereof subject to the Enforceability Exception; however, any such unenforceability because of an Enforceability Exception will not prevent the practical realization by Purchaser of the benefits intended by the Transaction Documents and the Personal Property applicable thereto taken as a whole. No Purchased Transaction has been subordinated pursuant to an agreement made by Seller to subordinate the Payments under such Purchased Transaction to the prior payment of any other indebtedness of an Obligor, in whole or in part;
               (iii) The Transaction Documents for each Purchased Transaction contain an unconditional obligation of each Obligor to pay all amounts set forth therein and is and shall continue to be in all respects free from dispute, set off, defense, rescission, counterclaim or recoupment of any kind and is and will continue to be non-cancelable for the duration of its term except that Purchaser acknowledges that a Government Financing Contract may be subject to the right of the Obligor thereunder to terminate or cancel such Government Financing Contract if the Obligor fails to appropriate funds for the Payments due under such Government Financing Contract. Seller has not agreed to release any Obligor under any Purchased Transaction. Seller has not accepted the surrender of any Personal Property in full and final payment and satisfaction of any Purchased Transaction. Seller has not received notice from any Obligor of the exercise of or intent to exercise any option to terminate such Obligor’s Contract to purchase the related Personal Property on or before the end of the Initial Contract Term of such Contract;
               (iv) Each Purchased Transaction was originated in connection with the sale, lease, or financing of one or more units of new Personal Property;
               (v) Each Contract (A) was entered into in the United States either (1) by a manufacturer of the Personal Property, the manufacturer’s authorized vendor or a financial intermediary, (x) was fully and properly executed by the parties thereto, (y) was purchased by Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of

Manhattan) from such manufacturer, vendor or financial intermediary under an existing agreement with Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan) and (z) was validly assigned by such manufacturer, vendor or financial intermediary to Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan) in accordance with the terms of such agreement or (2) between Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan) and the relevant Obligor and was fully and properly executed by the parties hereto, and (B) contains customary and enforceable provisions, such that the rights and remedies, of the holder thereof, shall be adequate for the realization of the benefits thereby intended with respect to the relevant Personal Property. Exclusive of the Escrowed Transactions as of the Closing, all vendors of the Personal Property leased or financed by Seller in connection with the Purchased Transactions and all other costs, fees and expenses incurred by Seller in originating and recording each such Purchased Transaction and all Transaction Documents related thereto have been paid in full prior to the Closing Date. No broker or other individual or entity engaged by Seller is entitled to any unpaid commission or other compensation with respect to any Purchased Transaction;
               (vi) Seller has possession of all originals of the Transaction Documents for each Purchased Transaction other than those Transaction Documents (exclusive of the Kansas State Bank Transaction Documents) being held by Kansas State Bank of Manhattan with respect to the Kansas State Bank Transactions. To Seller’s knowledge and except those Transaction Documents (exclusive of the Kansas State Bank Transaction Documents) being held by Kansas State Bank of Manhattan with respect to the Kansas State Bank Transactions, Seller’s file pertaining to each Purchased Transaction is true, correct and complete in all material respects. The names, addresses, amounts and other statements of fact contained in the Additional Documents and the Transaction Documents, including information regarding the payment history of each Purchased Transaction, are true, correct and complete in all material respects;
               (vii) All of Seller’s funding obligations arising under each Purchased Transaction (other than Escrowed Transactions as of the Closing Date) have been fully satisfied, and there is no requirement for future advances or additional fundings with respect thereto. Seller does not have any ongoing maintenance or service obligations with respect to any of the Personal Property. The Transaction Documents with respect to each Purchased Transaction are the only material documents executed by Seller (or, if the Purchased Transaction was assigned to (or, in the case of the Kansas State Bank Transactions, participated in by) Seller, by the originator thereof) and the Obligor with respect to such Purchased Transaction and the related Personal Property. To Seller’s knowledge, the representations and warranties made by each Obligor in such Obligor’s Transaction Documents were true, correct, and complete in all material respects as of the dates such representations and warranties were made. The terms and conditions contained in the Transaction Documents for each Purchased Transaction correctly reflect the entire agreement between the parties thereto, and there are no warranties, agreements or options of Seller or the relevant Obligor pertaining to the Purchased Transactions or the Personal Property not set forth therein. With respect to each Purchased Transaction, the related Transaction Documents are not cross-collateralized or cross-defaulted with any other lease, loan or extension of credit made by Seller to the relevant Obligor that is not a Purchased Transaction;

               (viii) No Purchased Transaction is an Excluded Transaction;
               (ix) Each Contract has been serviced by Seller (or, in the case of the Kansas State Bank Transactions and Kansas State Bank Servicing Only Transactions, by Kansas State Bank of Manhattan) in the ordinary course of business in compliance in all material respects with applicable law. Each Transaction Document related to each Purchased Transaction complies, in all material respects, with all applicable state, federal, local and other laws, rules, regulations and requirements as of the Closing Date, including usury laws. No Obligor has been notified of Insurance Co.’s rights or interests in any Transaction;
               (x) All Personal Property for each Purchased Transaction, exclusive of the Escrowed Transactions as of the Closing, has been delivered to, and unconditionally accepted by, the Obligors;
               (xi) Seller has good title to each of the Purchased Transactions (or, in the case of the Kansas State Bank Transactions, a valid, undivided participation interest therein) and the Transaction Documents, free and clear of any Lien. With respect to each Purchased Transaction, Seller (or, in the case of the Kansas State Bank Transactions only, Kansas State Bank of Manhattan) has good title to, or a first priority security interest in or other Lien on, the relevant Personal Property, free and clear of any Lien. Seller has not previously assigned, sold or granted a Lien on any interest that it may have in or under any Purchased Transaction or any Personal Property. Upon the consummation of the transactions contemplated hereby, Purchaser will be vested with all right, title and interest of Seller in, to and under each Purchased Transaction, including the Transaction Documents related thereto, and all Personal Property covered thereby (exclusive of the Personal Property which is the subject of the Kansas State Bank Transactions), free and clear of any Lien thereon and will be entitled to all of the benefits provided to Seller under such Transaction Documents. The assignment of the Transaction Documents to Purchaser (or to any subsequent assignee of Purchaser) does not (A) contravene or conflict with any law, rule or regulation or any contractual or other restriction or limitation of any Transaction Document, (B) require the consent of the Obligor thereof, or (C) result in any Lien except in favor of Purchaser (or to any subsequent assignee of Purchaser). With respect to the Purchased Transactions, no Obligor under such Transaction Documents has refused (or has communicated directly or indirectly its intention to refuse) to recognize the assignment in favor of Seller or Purchaser;
               (xii) As of the Closing Date, the Personal Property, which is the subject of those Purchased Transactions having remaining aggregate Charges greater than $500,000 after the Closing, is properly insured as required by the terms of the applicable Transaction Documents for each Purchased Transaction by insurance obtained by the relevant Obligor, which names Seller, its successors and assigns, as lender loss payee and additional insured. To Seller’s knowledge, no casualty, theft, or other loss with respect to any of such Personal Property has occurred prior to the Closing Date;
               (xiii) Each Purchased Transaction is a commercial transaction for business purposes, and none of the Personal Property is being used for household, consumer or personal purposes;

               (xiv) All Taxes (excluding Taxes on net income), fines, fees and other liabilities (which could result in any defect of title or Lien or limitation of Seller’s rights being assigned hereby or other costs to Purchaser) relating to each Purchased Transaction, the Payments due under the Transaction Documents related thereto, and the Personal Property subject to the Purchased Transactions, all as of the Closing Date, have been paid when due or will be timely remitted by Seller, or, in the case of the Kansas State Bank Transactions only, by Kansas State Bank of Manhattan, to the appropriate taxing authority, and all required filings in respect of any such Taxes, fines, fees and other liabilities have been timely made as to each of the foregoing;
               (xv) No default, event of default or event which, with the passage of time or notice, or both, would constitute a breach of or an event of default under any of the Transaction Documents for a Purchased Transaction has occurred and is continuing as of the Closing Date. None of the Personal Property, which is the subject of the Purchased Transactions, has been physically repossessed by Seller or any Person on its behalf. With respect to the Purchased Transactions, none of the Obligors is (A) the subject of a judgment in favor of Seller or (B) to the knowledge of Seller, a debtor in any bankruptcy, insolvency, or receivership proceeding, and none of the Personal Property is subject to a plan in any such proceeding;
               (xvi) There is no action, suit, investigation or proceeding pending before any arbitrator, court or other governmental authority or, to Seller’s knowledge, threatened with respect to any Purchased Transaction;
               (xvii) Except as expressly disclosed on Schedule 9 attached to, incorporated into, and made a part of, this Agreement, as of the Closing Date, no Purchased Transaction has been restructured or amended to (A) change the date of acceptance of the Personal Property under the Contract, (B) change the date the Charges commence under the Contract, (C) change the date of the applicable Contract, or (D) increase the total number of scheduled Charges or the related amount financed. Seller has not paid on behalf of any Obligor any amount payable under any Transaction Document or loaned or advanced to any Obligor any such amount or made any other accommodation to any Obligor for the purpose of changing or beneficially affecting the delinquency status of any Purchased Transaction;
               (xviii) Each Lease Schedule to the Contracts which are applicable the Purchased Transactions constitutes chattel paper under the Uniform Commercial Code. Each such Lease Schedule incorporates all of the terms and conditions of the master lease contract under which such Lease Schedule was issued;
               (xix) The Obligors have waived under the Contract applicable to each Purchased Transaction the rights and remedies conferred upon them under Article 2A of the Uniform Commercial Code;
               (xx) Each Obligor under any Contract is either (A) a state (as defined in Section 103(c)(2) of the Code or a political subdivision of a state or (B) a qualified volunteer fire department (as defined in Section 150(e)(2) of the Code). All amounts payable as interest under each Contract are properly excludable from federal gross income tax pursuant to Section 103 of the Code (it being understood that this representation and warranty, with respect to the exclusion from federal gross income tax, is being made with respect to each Contract immediately prior to the Closing). Except as set forth on Schedule 4 attached to, incorporated into, and made a part of, this Agreement, each of the Contracts is a “qualified tax-exempt obligation” as defined in Section 265(b)(3) of the Code.
               (xxi) Each of the Contracts applicable to the Purchased Transactions is denominated and payable only in U.S. Dollars; and
               (xxii) All security deposits, escrow funds or deposits, impounds, reserves and similar funds, if any, required by the Transaction Documents and relating to the Purchased Transactions (A) are under the sole control of Seller and (B) have been deposited with Seller before the Closing Date.
     Section 3.2 Representation and Warranties of Purchaser. Purchaser makes the following representations and warranties to Seller:
          (a) Organization, Power and Qualification.
               (i) Purchaser is a limited liability company validly existing under the laws of Indiana, and is duly licensed, qualified, and in good standing to engage in its regular course of business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualification, except where the failure to be so qualified, licensed or in good standing would not affect the enforceability of this Agreement;
               (ii) Purchaser has full power and authority to enter into this Agreement and to take any action and execute any documents required by the terms hereof;
               (iii) This Agreement and the other Purchase Documents have been duly authorized by all necessary limited liability company proceedings of Purchaser, have been duly and validly executed and delivered by Purchaser, and, assuming due authorization, execution and delivery by Seller, are legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except as such enforcement may be limited by the Enforceability Exception;
               (iv) No consent, approval, authorization, order, registration or qualification of, or with, any Person or of or with, any court of law or regulatory authority or other governmental body having jurisdiction over Purchaser, the absence of which would adversely affect the legal and valid execution, delivery and performance by Purchaser of this Agreement or any of the other Purchase Documents or the purchase contemplated hereunder, is required;
               (v) None of the execution and delivery of this Agreement or any of the other Purchase Documents, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement or any of the other Purchase Documents by Purchaser, conflicts with or results in a breach of or a default under, any of the terms, conditions or provisions of any legal restriction (including any judgment, order, injunction, decree or ruling of any court or governmental authority, or any federal, state, local or other law, statute, rule or regulation) or any covenant or agreement or instrument to which Purchaser is now a party, or by which Purchaser or any of Purchaser’s property is bound, and such execution, delivery, consummation or compliance does not violate or result in the violation of the articles of organization or operating agreement of Purchaser;
               (vi) The sale and purchase of the assets contemplated by this Agreement are being made in the ordinary course of the business of Purchaser;
               (vii) No broker or finder acting on Purchaser’s behalf is entitled to any fee from Seller in connection with the transactions contemplated by this Agreement; and
               (viii) All factual information prepared by Purchaser and furnished by Purchaser to Seller in writing at any time in contemplation of this Agreement is, and all such factual information hereafter furnished by Purchaser in writing to Seller will be, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.
     Section 3.3 Reliance on Representations and Warranties of Seller. Purchaser shall be entitled to rely on, and Seller understands that Purchaser is relying on, all representations and warranties of Seller set forth in this Agreement and other Purchase Documents notwithstanding any investigation by, or knowledge of, Purchaser.
ARTICLE 4
Additional Covenants
     Section 4.1 Servicing Terms; Escrow Services; Insurance Matters.
          (a) Servicing Agreement. On the Closing Date, Seller and Purchaser shall execute and deliver the Servicing Agreement. In accordance with the Servicing Agreement, Seller will deliver to Purchaser: (i) the originals of the Transaction Documents other than those Transaction Documents (exclusive of the Kansas State Bank Transaction Documents) being held by Kansas State Bank of Manhattan with respect to the Kansas State Bank Transactions; (ii) the originals and/or copies of all Additional Documents; and (iii) an electronic copy of Seller’s accounting and servicing records relating to each Purchased Transaction.
          (b) Escrowed Transactions. Seller will, or will cause its applicable Affiliates to, perform all of the agreements, duties, and obligations under each of the escrow agreements applicable to the Escrowed Transactions (the “Escrow Services”) until each such Escrowed Transaction becomes a Closed-Out Escrow Transaction.

          (c) Insurance. By the date which is 45 days after the Closing Date, Seller will deliver to Purchaser certificates of insurance demonstrating that, with respect to the Personal Property, which is the subject of those Purchased Transactions having remaining Charges greater than $500,000 after the Closing, such Personal Property is properly insured as required by the terms of the applicable Transaction Documents for each such Purchased Transaction by insurance obtained by the relevant Obligor and which names Seller, its successors and assigns, as lender loss payee and additional insured.
     Section 4.2 Control of Collection of Payments. Seller will account for all Payments received by Seller on or after September 1, 2009 in accordance with the Servicing Agreement.
     Section 4.3 Taxes and Tax Payments.
          (a) General Responsibility. Except as provided in Sections 4.3(b), 4.3(c), 4.3(d), 4.3(f) and 5.2 and the Servicing Agreement, Seller and Purchaser shall bear its own Taxes, if any, in connection with the consummation of the transactions contemplated by this Agreement, in each case together with any interest or penalty, which are imposed upon Seller or Purchaser.
          (b) Allocation of Tax Liability For Purchased Transactions. Seller will pay, or, in the case of the Kansas State Bank Transactions, Kansas State Bank of Manhattan will pay, and will be responsible for (collectively, “Seller Tax Liability”), all Taxes relating to all Purchased Transactions and all Personal Property for which the applicable assessment or due date (i.e., the date on which the Tax liability is levied, becomes affixed, collectible, due or assignable to the Purchased Transactions, the Personal Property, Seller, or any or all of them) occurs on or before (i) the Closing Date with respect to all Taxes, exclusive of Sales Tax, relating to such Purchased Transactions, including all sales, stamp, documentary, and other transfer Taxes with regard to the sale of the Purchased Transactions to Purchaser and (ii) September 1, 2009 with respect to all Taxes comprised of Sales Tax relating to such Purchased Transactions. Seller will pay all Seller Tax Liability when due and payable and file all required Tax returns or other filings required in connection therewith when due.
          (c) Personal Property Taxes After Closing. The amount of any personal property, ad valorem or use Taxes, if any, due and payable by Seller or any Obligor under applicable law or regulation with respect to the Personal Property subject to each Purchased Transaction (“Personal Property Taxes”) for which the applicable assessment date (i.e., the date on which the Tax liability is levied, becomes affixed, collectible or assignable to the Purchased Transactions, Personal Property, Seller, or any or all of them) occurs after the Closing Date will be determined and paid in accordance with the Servicing Agreement.
          (d) Sale Taxes Regarding Payments After Closing. The amount of applicable sales, value-added, consumption, gross receipts or similar Taxes measured by the amount of the Payments, if any, due under applicable law or regulation with respect to the Payments to be received by Seller or Purchaser on or after September 1, 2009 (“Sales Tax”) will be determined and paid in accordance with the Servicing Agreement.

          (e) Cooperation with Respect to Tax Returns. Purchaser and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such reasonable information (including reasonable access to books and records) and commercially reasonable assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Purchased Transactions as is reasonably necessary for the filing of any tax return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes.
          (f) Tax Exempt Transactions. Notwithstanding anything to the contrary in this Section 4.3, if (A) a Purchased Transaction is represented by Seller to be exempt from Personal Property Taxes, Sales Tax, or both, as indicated on any of the Schedules to this Agreement and (B) there are, in fact, Personal Property Taxes, Sales Tax, or both, required by the applicable governmental authorities to be paid after the Closing with respect to such Purchased Transactions, such (1) Personal Property Taxes, Sales Tax, or both, shall not be the liability or responsibility of Purchaser by virtue of the provisions (or the construction thereof) of this Section 4.3 and (2) Purchased Transactions will be Warranty Breach Purchased Transactions.
     Section 4.4 Expenses. Except as expressly provided in this Agreement, Seller and Purchaser, whether or not the purchase and sale of the Purchased Transactions is consummated, each will bear its own legal, accounting and other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement.
     Section 4.5 Further Assurances.
          (a) Seller agrees that from time to time on and after the Closing, as often as reasonably requested to do so by Purchaser, Seller will: (i) promptly execute and deliver all further assignments, instruments and documents, and take all further commercially reasonable action, that may be necessary or desirable or proper, or that Purchaser may reasonably request, in order to complete, ensure and perfect the sale, transfer and conveyance to Purchaser of the Purchased Transactions and Transaction Documents and Seller’s interest in the related Personal Property, to ensure that any Lien actually or purportedly assigned to Purchaser pursuant to this Agreement and/or any other Transaction Document continues its first priority, perfected status immediately following such Closing and the consummation of the other transactions contemplated hereby and thereby, including executing additional limited, reasonable powers-of-attorney and (ii) cooperate in a commercially reasonable manner with Purchaser in connection with any transfer to Purchaser of relevant electronic data concerning the Purchased Transactions contained in Seller’s computer systems following the Closing subject to compliance with applicable law.
          (b) Seller shall execute and deliver such instruments, documents, data tapes, data maps and agreements, perform such other commercially reasonable acts, and otherwise provide commercially reasonable assistance and cooperation to Purchaser as Purchaser may reasonably require to fully and completely transfer the servicing of the Purchased Transactions to Purchaser.
          (c) Seller shall furnish Purchaser, at Purchaser’s request, promptly after receipt thereof by Seller, all financial statements and/or notices received by Seller from Obligors.
     Section 4.6 Payment of Brokers’ or Finders’ Fees. Seller shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of Seller or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, and Purchaser shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, in each case regardless of whether any claim for payment is asserted before or after the applicable Closing.
     Section 4.7 Preservation of Purchased Transactions. After transfer of the Purchased Transactions to Purchaser, Seller shall not take any action that would result in the imposition of any Lien of any nature with respect to the Personal Property or the Purchased Transactions arising by or through Seller.
     Section 4.8 Publicity. Purchaser and Seller shall consult with each other concerning the form and substance of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any such press release or announcement without the other party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned, unless such press release or public statement is required by law or the rules of any applicable securities exchange or national market system, in which case such press release or public statement or filing may be made after providing the other party a reasonable opportunity to review and comment on such press release or public statement or filing.
ARTICLE 5
Repurchase; Recourse; and Indemnification Obligations
     Section 5.1 Repurchase; Make-Whole and Recourse Obligations.
          (a) First Payment Default Transaction.
               (i) If any one or more of the Purchased Transactions becomes a First Payment Default Transaction, then Purchaser shall be entitled to demand that Seller repurchase each such First Payment Default Transaction by notice (the “First Payment Default Transaction Demand Notice”) given to Seller. Seller shall be unconditionally and irrevocably obligated to repurchase each such First Payment Default Transaction within ten (10) Business Days after Seller receives each such First Payment Default Transaction Demand Notice.

               (ii) If Seller shall be obligated to repurchase a First Payment Default Transaction, then, on the date on which such purchase occurs (the “First Payment Default Transaction Repurchase Date”), Seller shall pay to Purchaser the First Payment Default Transaction Repurchase Price for each such First Payment Default Transaction. Upon receipt of the First Payment Default Transaction Repurchase Price, Purchaser promptly shall transfer and reassign the First Payment Default Transaction to Seller pursuant to an Assignment and Assumption free and clear of all Liens created by Purchaser but otherwise “AS-IS,” “WHERE-IS” and without representation, warranty or recourse of any kind.
          (b) Warranty Breach Purchased Transaction.
               (i) If any representation or warranty made by Seller in Section 3.1(b) with respect to any one or more of the Purchased Transactions is breached or is inaccurate (each such Purchased Transaction, a “Warranty Breach Purchased Transaction”), then Purchaser shall be entitled to demand that Seller repurchase each such Warranty Breach Purchased Transaction by notice (the “Warranty Breach Purchased Transaction Demand Notice”) given to Seller which shall specify the nature of the breach or inaccuracy. Seller shall be unconditionally and irrevocably obligated to repurchase each such Warranty Breach Purchased Transaction within twenty (20) days after Seller receives each such Warranty Breach Purchased Transaction Demand Notice unless Seller completely cures the breach or inaccuracy on or before such 20th day.
               (ii) If Seller shall be obligated to repurchase a Warranty Breach Purchased Transaction, then, on the date on which such purchase occurs (the “Warranty Breach Purchased Transaction Repurchase Date”), Seller shall pay to Purchaser the applicable Outstanding Investment Balance for each such Warranty Breach Purchased Transaction. Upon receipt of the Outstanding Investment Balance, Purchaser promptly shall transfer and reassign the Warranty Breach Purchased Transaction to Seller pursuant to an Assignment and Assumption free and clear of all Liens created by Purchaser but otherwise “AS-IS,” “WHERE-IS”, and without representation, warranty or recourse of any kind.
               (iii) This Section 5.1(b) is Purchaser’s sole and exclusive remedy with respect to any breach or inaccuracy of Seller of any representation or warranty made by Seller in Section 3.1(b).
               (iv) The right of Purchaser to cause the repurchase of each Specified Warranty Breach Purchased Transaction under this Section 5.1(b) will survive the Closing only until September 17, 2016. The right of Purchaser to cause the repurchase of each Unqualified Warranty Breach Purchased Transaction will survive the Closing, with respect to such Unqualified Warranty Breach Purchased Transaction, until all of the Charges due under each Contract applicable thereto have been paid in full.
          (c) Prepayment Make-Whole. Purchaser will determine promptly after the end of each calendar quarter ending during the Make-Whole Payment Period whether a Make-Whole Net Payment is due Purchaser from Seller for such calendar quarter then ended. If Purchaser determines that a Make-Whole Net Payment is due to it for any and each such calendar quarter then ended, Purchaser will give notice thereof to Seller together with Purchaser’s designated supporting documentation therefor (each such notice being, a “Make-Whole Amount Notice”). Seller shall be unconditionally and irrevocably obligated to pay to Purchaser each such Make-Whole Net Payment within five (5) Business Days after Seller receives the Make-Whole Amount Notice. If a Make-Whole Notice is given to Seller, Seller will be entitled to request and receive such additional documentation regarding the Purchased Transactions, which is reasonably necessary, to determine that all applicable Prepaid Contracts are included in such determination of such Make-Whole Net Payment.
          (d) Certain Recourse Obligations of Seller.
               (i) Subject only to the limitations set forth in Section 5.1(d)(iv), Seller shall be obligated to pay to Purchaser, in accordance with the provisions of this Section 5.1(d), fifty percent (50%) of the Recourse Loss Amount that Purchaser sustains with respect to each Purchased Transaction that (A) becomes a Defaulted Transaction on or before the second anniversary of the Closing Date and (B) is not a First Payment Default Transaction (each such Purchased Transaction, a “Recourse Transaction”).
               (ii) Purchaser shall notify Seller each time a Purchased Transaction becomes a Recourse Transaction. Thereafter, Purchaser shall use commercially reasonable efforts to sell or otherwise dispose of the Personal Property that is the subject of the Recourse Transaction on commercially reasonable terms. Once Purchaser has determined, in its discretion, that it has satisfied the requirements specified in the prior sentence, it shall provide Seller with a written statement that specifies, in reasonable detail, the Recourse Loss Amount (and the various components thereof) for the Recourse Transaction in question. Subject only to the limitations set forth in Section 5.1(d)(iv), within five (5) Business Days after receiving such written statement, Seller shall pay to Purchaser fifty percent (50%) of the Recourse Loss Amount specified therein.
               (iii) With respect to each Recourse Transaction, following its receipt of the Recourse Loss Amount payment called for in Section 5.1(d)(ii), Purchaser shall use commercially reasonable efforts to collect the Recourse Loss Amount from the Obligor on the Recourse Transaction. Any such amounts that are collected by Purchaser, net of collection costs and expenses incurred by Purchaser, shall be shared by Purchaser with Seller on a 50%-50% basis, and, on a quarterly basis, Purchaser shall remit to Seller 50% of such net amounts together with a written statement that contains a reasonable accounting thereof. Amounts remitted by Purchaser to Seller pursuant to this Section 5.1(d)(iii) are hereinafter referred to as “Collection Remittance Amounts.”
               (iv) Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount that Seller shall be required to pay to Purchaser pursuant to Section 5.1(d)(ii) shall not exceed the sum of (A) $1,298,006.92 and (B) the aggregate of all applicable Collection Remittance Amounts.

          (e) Escrowed Transactions.
               (i) As of the Closing, the Escrowed Transactions are excepted from certain of the representations and warranties set forth in clauses (v), (vii), and (x) of Section 3.1(b) as set forth expressly therein (the “Excepted-Out Representations”). On or before March 17, 2011 (the “Escrow Transactions Deadline”), each of the Escrowed Transactions must comply fully with each of the representations and warranties set forth in Section 3.1(b) without exception for any of the Excepted-Out Representations (i.e., as if such exceptions had not been made in the first instance with respect to such Escrowed Transaction), including the occurrence of the final acceptance of the Personal Property by the Obligor. If any Escrowed Transaction does not fully comply with each of the representations and warranties set forth in Section 3.1(b) by the Escrow Transactions Deadline (each, a “Non-Qualifying Escrowed Transaction”), then, at Purchaser’s option, Purchaser may elect to (A) extend the Escrow Transactions Deadline with respect to such otherwise Non-Qualifying Escrowed Transaction or (B) demand that Seller repurchase each such Non-Qualifying Escrowed Transaction by written notice (the “Non-Qualifying Escrowed Transaction Demand Notice”) given to Seller. Seller shall be unconditionally and irrevocably obligated to repurchase each such Non-Qualifying Escrowed Transaction within ten (10) Business Days after Seller receives each such Non-Qualifying Escrowed Transaction Demand Notice.
               (ii) If Seller shall be obligated to repurchase a Non-Qualifying Escrowed Transaction, then, on the date on which such purchase occurs (the “Non-Qualifying Escrowed Transaction Repurchase Date”), Seller shall pay to Purchaser the applicable Outstanding Investment Balance for each such Non-Qualifying Escrowed Transaction. Upon receipt of the Outstanding Investment Balance, Purchaser promptly shall transfer and reassign the Non-Qualifying Escrowed Transaction to Seller pursuant to an Assignment and Assumption free and clear of all Liens created by Purchaser but otherwise “AS-IS,” “WHERE-IS”, and without representation, warranty or recourse of any kind.
     Section 5.2 Indemnity Obligations.
          (a) Indemnity by Seller. Subject to Sections 5.2(c) and 5.2(d), Seller shall indemnify, hold harmless and defend Purchaser and its Affiliates, and in each such case, their respective directors, officers, members, managers, employees and agents (collectively, the “Purchaser Indemnified Parties”), from and against any and all Damages incurred by a Purchaser Indemnified Party as a result of:
               (i) (A) any breach of Seller’s obligations, covenants, agreements or undertakings in this Agreement (exclusive of any (1) breach of Section 5.1 or (2) breach or inaccuracy of a representation or warranty made by Seller in Section 3.1(b); provided, however, Purchaser retains and shall have the right to enforce each of the agreements, duties, and obligations of Seller pursuant to Section 5.1) or (B) any breach or inaccuracy of a representation or warranty made by Seller expressly stated in Section 3.1(a); or
               (ii) Any Claims (other than a Claim in connection with proceedings to prevent or limit the consummation of the transaction contemplated by this Agreement) asserted against a Purchaser Indemnified Party (a “Purchaser Third Party Indemnity Claim”) by a Person other than a Purchaser Indemnified Party relating to any and all obligations, duties and/or liabilities of Seller that arise with respect to, or in connection with, the Purchased Transactions and/or the Additional Documents or Transaction Documents to the extent such Purchaser Third Party Indemnity Claim is not a Liability assumed by Purchaser under Section 2.1(c).
          (b) Indemnity by Purchaser. Subject to Sections 5.2(c) and 5.2(d), Purchaser shall indemnify, hold harmless and defend Seller and its Affiliates, and in each such case, their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”), from and against any and all Damages incurred by a Seller Indemnified Party as a result of:
               (i) (A) any breach of Purchaser’s obligations, covenants, agreements or undertakings in this Agreement or (B) any breach or inaccuracy of a representation or warranty made by Purchaser in Section 3.2; or
               (ii) As a result of any Claims (other than a Claim in connection with proceedings to prevent or limit the consummation of the transaction contemplated by this Agreement) asserted against a Seller Indemnified Party (a “Seller Third Party Indemnity Claim”) by a Person other than a Seller Indemnified Party relating to any and all obligations, duties and/or liabilities that arise with respect to, or in connection with, the Purchased Transactions and/or the Additional Documents or Transaction Documents to the extent such Seller Third Party Indemnity Claim is a Liability assumed by Purchaser under Section 2.1(c). A Seller Third Party Indemnity Claim or, as applicable, a Purchaser Third Party Indemnity Claim is referred to as a “Third Party Claim”.
          (c) General Indemnity Matters. Notwithstanding any provisions of Sections 5.2(a) or 5.2(b) to the contrary, (i) no Claim shall be brought for indemnity to the extent such Claim is barred by Section 5.4, (ii) no Claim for indemnity with respect to a breach by Seller or, as applicable, Purchaser of any of their respective “obligations, covenants, agreements or undertakings” or “representations or warranties” within the meaning of Sections 5.2(a)(i) or 5.2(b)(i) shall include any Claim for any consequential damages, punitive, special damages, lost profits or other like Damages except to the extent of direct Damages, if any, recoverable under applicable law for a breach of contract, and (iii) the sole remedy for any Claim for indemnity with respect to a breach or inaccuracy of any representation or warranty under Section 3.1(b) shall be solely as provided for in Section 5.1(b).
          (d) Net Recovery. The amount of any Damages for which indemnification is provided under this Section 5.2 shall be net of any net cash amounts, if any, recovered by, and paid to, an Indemnitee under insurance policies with respect to such Damages suffered by an Indemnitee. Each Indemnitee shall use commercially reasonable efforts to make any and all available insurance claims relating to any Claim for which it is seeking indemnification under this Section 5.2. Finally, the amount of any Damages claimed by any Indemnitee under this Section 5.2 shall be reduced to the extent of any net cash amounts, if any, such Indemnitee recovers from third Persons, including any Obligor, with respect to the matters relating to such Damages.

     Section 5.3 Indemnification Procedure. The following procedures shall apply from and after the Closing Date for the purposes of administering the indemnification provisions of Section 5.2.
          (a) Notice. An Indemnitee shall promptly notify the Indemnitor of any Indemnification Event; provided that in the event of any Indemnification Event resulting from or in connection with any Third Party Claim, an Indemnitee shall give such notice thereof in writing with reasonable promptness after the assertion of any Third Party Claim against such Indemnitee giving rise to indemnity pursuant to Section 5.2, including after the receipt of notice of the commencement of any action or proceeding giving rise to any Third Party Claim. Such indemnification notice will describe in reasonable detail the basis of such Indemnification Event. The failure to give notice as required by this Section 5.3(a) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor’s ability to defend against the event with respect to which indemnification is sought is adversely affected by the failure of the Indemnitee to give notice in a timely fashion as required by this Section 5.3(a).
          (b) Assumption of the Defense. The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any litigation of a Third Party Claim, or to participate in any negotiations or proceedings to settle or otherwise eliminate any Third Party Claim, if it shall provide the Indemnitee a written acknowledgment of the Indemnitor’s liability for the indemnity against Damages relating to such Claim; provided, however, that (i) Purchaser shall have the sole right, with counsel of its choice, to defend, settle or otherwise dispose of, in its sole discretion, any Third Party Claim which constitutes a Non-Assumable Claim which is the responsibility of Seller under Section 5.2(a) and Seller shall not be entitled to assume the defense thereof and (ii) Seller shall have the sole right, with counsel of its choice, to defend, settle or otherwise dispose of, in its sole discretion, any Third Party Claim which constitutes a Non-Assumable Claim which is the responsibility of Purchaser under Section 5.2(b) and Purchaser shall not be entitled to assume the defense thereof. If the Indemnitor assumes any such defense or settlement or any such negotiations, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 30 days after the notification referred to in Section 5.3(a) to assume the defense of any Third Party Claim (or within 10 days prior to the date the Indemnitee is required by law to answer any complaint or otherwise officially respond to such Third Party Claim), the Indemnitee may engage counsel to defend, settle or otherwise dispose of such Third Party Claim at the Indemnitor’s sole cost and expense; provided, further, that the Indemnitee shall not settle or compromise any such Third Party Claim without the further written consent or agreement of the Indemnitor (which consent will not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in the immediately preceding sentence, the Indemnitee shall not need the Indemnitor’s consent for a settlement or compromise of a Third Party Claim if: (A) there is no finding or admission of any violation of applicable law by the Indemnitor, (B) no material adverse affect will occur with respect to any other related Third Party Claims then pending against the Indemnitor and (C) the sole relief provided is monetary damages that are the full responsibility of the Indemnitor under Section 5.2.

          (c) Counsel; Settlement. In cases where the Indemnitor has assumed the defense or settlement with respect to an Indemnification Event, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing; provided that: (i) the Indemnitee (and its counsel) shall be entitled to continue to participate at its own cost (except as provided in Section 5.3(e)) in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any Third Party Claim for which indemnification is being sought; (ii) the Indemnitor shall not be entitled to settle or compromise any such Third Party Claim without the consent or agreement of the Indemnitee (which consent will not be unreasonably withheld or delayed); provided that if and only if such consent is withheld by the Indemnitee and the settlement or compromise of the Third Party Claim involves only the payment of monetary damages and provides an unconditional release of the Indemnitee, the Indemnitor’s liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle, and the Indemnitor shall remain responsible for its costs and attorneys’ fees to the date such settlement was rejected by the Indemnitee, and the Indemnitee shall be responsible for the costs and attorneys’ fees and disbursements in respect of such Third Party Claim thereafter; and (iii) after written notice by the Indemnitor to the Indemnitee of the Indemnitor’s election to assume control of the defense of any Third Party Claim in accordance with Section 5.3(b), the Indemnitor shall not be liable to such Indemnitee hereunder for any attorneys’ fees and disbursements and disbursements subsequently incurred by such Indemnitee in connection therewith (except as provided in Section 5.3(e)).
          (d) Assistance. If indemnification under Section 5.2 is requested, the relevant Indemnitor, its representatives and agents, shall have access to the premises, books and records of the Indemnitees seeking such indemnification and their respective Affiliates to the extent reasonably necessary to assist it in defending or settling any Third Party Claim; provided, that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Indemnitees. Except as reasonably necessary to assist it in defending or settling such Third Party Claim pursuant to a mutually acceptable joint defense agreement, the Indemnitee shall not be required to disclose any attorney-client privileged information with respect to itself or any of its Affiliates (or former Affiliates), and the Indemnitee shall not be required to participate in the defense of any Third Party Claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless otherwise required or reasonably necessary in the defense or any Claim to be indemnified hereunder.
          (e) Separate Counsel. Notwithstanding anything to the contrary in this Section 5.3, the Indemnitor (whether or not the Indemnitor shall have assumed the defense of such Indemnification Event) shall continue to pay the reasonable attorneys’ fees and disbursements and other reasonable out-of-pocket costs for up to one set of attorneys (i) for all Indemnitees, with respect to such Indemnitees’ participation in any Third Party Claim, to the extent such Indemnitees’ participation relates to a defense that the Indemnitees have that the Indemnitor does not have or which relates to a Claim or defense as to which the attorneys for the Indemnitor have a conflict of interest vis-à-vis the Indemnitees or (ii) relating to discovery against or testimony of such Indemnitee and for participation of such Indemnitee’s own counsel in such discovery and testimony.

     Section 5.4 Indemnification Thresholds.
          (a) Seller’s Threshold. Notwithstanding any provisions of Section 5.2 to the contrary, Seller shall not have any obligation to provide indemnification under Section 5.2(a) to Purchaser with respect to any Indemnification Event until the aggregate amount of all Damages that are incurred by Purchaser or any other Purchaser Indemnified Party in respect of all Indemnification Events to be indemnified against by Seller exceeds $150,000, and then only to the extent of the excess.
          (b) Purchaser’s Threshold. Notwithstanding any provisions of Section 5.2 to the contrary, Purchaser shall not have any obligation to provide indemnification under Section 5.2(b) to Seller with respect to any Indemnification Event until the aggregate amount of all Damages that are incurred by Seller or any other Seller Indemnified Party in respect of Indemnification Events to be indemnified against by Purchaser exceeds $150,000, and then only to the extent of the excess.
ARTICLE 6
General
     Section 6.1 Successor and Assigns. Neither party may assign all or any of its rights or delegate all or any of its duties under this Agreement except (a) as expressly provided in the Servicing Agreement, (b) with the prior written consent of the other party, or (c) by operation of law as a result of a merger or consolidation; provided that Purchaser may assign all of its rights and obligations hereunder to any other Affiliate of PNC Financial Services Group, Inc.
     Section 6.2 No Partnership, etc. Neither this Agreement (or anything in this Agreement) nor any other Purchase Document is intended to make either party, the employee, subsidiary, Affiliate, joint venturer, partner, owner, or agent of the other party.
     Section 6.3 No Third Party Rights. Nothing expressed or mentioned in or to be implied from this Agreement is intended or shall be construed to give any Person other than Purchaser or Seller any legal or equitable right, remedy or claim under or in respect of this Agreement. This Agreement and all of the covenants, conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the parties hereto.
     Section 6.4 Payments In Immediately Available Funds. Each payment to be made hereunder shall be made on the required payment date in lawful money of the United States and in New York Federal Reserve or other funds immediately available in Evansville, Indiana and, as applicable, Cincinnati, Ohio.
     Section 6.5 Waivers. No failure or delay on the part of Seller or Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. All rights and remedies of each party hereto shall be cumulative and may be exercised singularly or concurrently, at that party’s option, and the exercise or enforcement of any one such right or remedy by such party shall not be a bar or condition to the exercise or enforcement of any other rights or remedies of that party.
     Section 6.6 Notice.
          (a) Addresses. All notices, demands, requests for consent, and other communications (“Notices”) under this Agreement shall, except as expressly provided in this Agreement, be in writing and shall be given by: (i) personal delivery, (ii) telephone facsimile, (iii) overnight courier, or (iv) certified U.S. mail, postage prepaid, return receipt requested; such Notices to be addressed to the parties at the addresses set forth below:

If to Purchaser:	National City Commercial Capital Company, LLC
995 Dalton Avenue
Cincinnati, Ohio 45203
Attention: General Counsel
Facsimile: (513) 455-2398

If to Seller:	Old National Bank
1 Main Street
Evansville, Indiana 47708
Attention: Chief Legal Counsel
Facsimile: (812) 468-0399

With a copy to (which shall not constitute Notice):

Michael J. Messaglia, Esq.
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Facsimile: (317) 636-1507
          (b) Change of Notice. Any party may change its address for Notices hereunder by notice to each other party hereunder given in accordance with this Section 6.6.
          (c) Effectiveness of Notice. Each Notice shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.6 and confirmation of receipt is made by the sending party so long as such facsimile is given on a Business Day on or before 5:00 p.m. (EST), in the case of Purchaser, and Central Standard Time in the case of Seller and, if given after 5:00 p.m. (EST), in the case of Purchaser, and Central Standard Time in the case of Seller, on a Business Day or any day other than a Business Day, such facsimile shall be deemed to be given on the immediately following Business Day, (ii) if given by overnight courier, on the next Business Day after such Notice is deposited with such overnight courier for delivery, addressed as aforesaid, (iii) if given by certified U.S. mail, on the date which is the fifth day after the day such Notice is deposited with the U.S. certified mail, postage prepaid, return receipt requested, or (iv) if given by any other means, when delivered at the address specified in this Section 6.6.
     Section 6.7 Entire Agreement, Modification, Severability. This Agreement and all other Purchase Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all other and/or prior understandings, negotiations, or agreements, written or oral, relating to the subject matter hereof are hereby superseded. This Agreement may not be modified, amended, waived, terminated or supplemented except in accordance with its express terms and in writing executed by Seller and Purchaser. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 6.8 Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References to any Section are to such Section of this Agreement.
     Section 6.9 Governing Law. This Agreement shall be governed by applicable Federal law and the internal substantive laws of the State of Ohio, without regard to principles of conflicts of law or choice of law.
     Section 6.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. This Agreement and the other Purchase Documents may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution thereof, and if so signed, (a) may be relied on by each party as if the documents were a manually signed original and (b) will be binding on each party for all purposes. This Agreement shall become effective when Seller and Purchaser shall have received a counterpart of this Agreement executed by the other party to this Agreement.
     Section 6.11 Survival. Except as expressly provided in Section 5.1(b)(iv), the representations, warranties, covenants and agreements in this Agreement or in any other Purchase Document that by their terms could apply in whole or in part after the Closing shall survive the Closing for a period necessary for the parties to enforce their respective rights under this Agreement and shall not be merged into other documents to be delivered at the Closing.
     Section 6.12 Construction. The terms and conditions of this Agreement and the other Purchase Documents represent the results of bargaining and negotiations among the parties, each of which has been represented by counsel of its own selection, and none of which has acted under duress or compulsion, whether legal, economic or otherwise, and represent the results of a combined draftsmanship effort. Consequently, the terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings, and the parties hereby expressly waive and disclaim in connection with the interpretation and construction hereof any rule of law or procedures requiring otherwise, specifically including any rule of law to the effect that ambiguous or conflicting terms or conditions contained herein shall be interpreted or construed against the party whose counsel prepared this Agreement or any earlier draft hereof. All of the obligations of ONB and Insurance Co. hereunder as “Seller” are joint, several and primary. Neither ONB nor Insurance Co. shall be or be deemed to be an accommodation party with respect to each other under this Agreement.
     Section 6.13 Prevailing Party Fees. Purchaser will pay to Seller the reasonable attorneys’ fees of Seller if Seller is the prevailing party in any suit for damages (or an injunction) brought by Seller against Purchaser for a material breach (or a threatened material breach) by Purchaser of this Agreement or any of the other Purchase Documents, and Seller will pay to Purchaser the reasonable attorneys’ fees of Purchaser if Purchaser is the prevailing party in any suit for damages (or an injunction) brought by Purchaser against Seller for a material breach (or a threatened material breach) by Seller of this Agreement or any of the other Purchase Documents.
     Section 6.14 Jurisdiction, Forum Selection Venue. SELLER AND PURCHASER (A) AGREE TO SUBMIT FOR THEMSELVES, AND ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER PURCHASE DOCUMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF, TO EITHER (1) THE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN HAMILTON COUNTY, OHIO, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF OHIO SITTING IN HAMILTON COUNTY, OHIO, AND APPELLATE COURTS FROM ANY THEREOF OR (2) THE JURISDICTION OF THE COURTS OF THE STATE OF INDIANA SITTING IN VANDERBURGH COUNTY, INDIANA, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF INDIANA SITTING IN VANDERBURGH COUNTY, INDIANA, AND APPELLATE COURTS FROM ANY THEREOF, (B) CONSENT THAT ANY ACTION OR PROCEEDING SHALL BE BROUGHT IN SUCH COURTS SITTING IN EITHER HAMILTON COUNTY, OHIO OR VANDERBURGH COUNTY, INDIANA, AND WAIVE ANY OBJECTION THAT EACH MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, (C) AGREE THAT SERVICE OF PROCESS OF ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE APPROPRIATE PARTY AT ITS ADDRESS AS SET FORTH HEREIN, AND SERVICE MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED AS AFORESAID, AND (D) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. SELLER WAIVES ANY OBJECTION WITH RESPECT TO SUCH COURTS BASED ON FORUM NON CONVENIENS OR VENUE OF ANY ACTION INSTITUTED HEREUNDER.
     Section 6.15 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE OTHER PURCHASE DOCUMENTS, ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS

TRANSACTION OR ANY RELATED TRANSACTION, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. THE SCOPE OF THIS WAIVER IS ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER PURCHASE DOCUMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
{Signature Page Follows}

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

OLD NATIONAL BANK

By: Title:	/s/ Christopher A. Wolking Sr. Executive Vice President
Name:	Christopher A. Wolking

INDIANA OLD NATIONAL INSURANCE COMPANY

By: Title:	/s/ Christopher A. Wolking President
Name:	Christopher A. Wolking

NATIONAL CITY COMMERCIAL CAPITAL COMPANY, LLC

By: Title:	/s/ Vincent Rinaldi Manager
Name:	Vincent Rinaldi